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THE INDEBTEDNESS OF THE COMPANY EVIDENCED BY THIS NOTE SHALL BE SUBORDINATED
AND JUNIOR IN RIGHT OF PAYMENT TO ALL INDEBTEDNESS OF THE COMPANY UNDER THE LOAN AGREEMENT (DEFINED BELOW), ON THE TERMS SET FORTH IN THE SUBORDINATION AGREEMENT (DEFINED BELOW).

                    12% SUBORDINATION PROMISSORY NOTE

$500,000                                                    December 12, 1997


     On December 12, 1998 (the "Maturity Date"), and as hereinafter provided, for value received, IMAGE GUIDED TECHNOLOGIES, INC., a Colorado corporation ("Company"), promises to pay to CRUTTENDEN ROTH, INC., a California corporation ("Lender"), or order, the principal sum of $500,000, together with interest from the date hereof on the unpaid principal balance of this Note at the rate of twelve percent (12%) per annum. Interest shall be computed at the above rate on the basis of the actual number of days elapsed, divided by 360, which shall, for interest computation purposes, be considered one year. Interest shall be payable in arrears on the first day of each calendar month and on the Maturity Date. All of the obligations evidenced by this Note shall, if not sooner paid, in any event become and be due and payable in full to the Lender by the Company on the Maturity Date. All payments by the Company to the Lender hereunder shall be made without set-off or counterclaim, and in immediately available funds, at the location specified from time to time by the Lender.

     The Company irrevocably authorizes the Lender to make appropriate notations on any SCHEDULE attached to this Note to evidence the outstanding principal amount of this Note and repayments thereof. Any such notations indicating the outstanding principal amount of this Note shall be rebuttable presumptive evidence of the principal amount of this Note outstanding, but the failure to make any such notation or any error in making any such notations, shall not limit or affect the obligations of the Company hereunder.

     In the event of any Event of Default, the Lender may, by written notice to the Company, declare the entire outstanding principal of this Note, and all accrued and unpaid interest thereon, to be immediately due and payable, whereupon all such principal and interest shall, without further notice, become and be immediately due and payable. The term "Event of Default," as used herein, shall mean any of the following events: (i) any failure by the Company to make any payment of principal or interest hereunder when the same shall be due and payable, and the continuation of such failure for two business days, (ii) the failure of the Company to comply with any other covenant set forth herein, which failure shall continue for five business days, (iii) the Company shall become insolvent or make an assignment for the benefit of creditors, (iv) the Company shall apply for or consent to or shall permit or suffer to exist the voluntary or involuntary appointment of a trustee, receiver, custodian, or liquidator of all or any material part of its property, or (v) the Company shall have commenced against it, or shall voluntarily commence, any bankruptcy, reorganization or other similar proceeding under bankruptcy or insolvency laws or any dissolution, winding up or liquidation proceeding, which, in the case of any such involuntary proceeding, shall have been consented to by the Company, shall have resulted in entry of an order for relief against the Company, or shall have remained undismissed, undischarged or unbonded for a period of more than 60 days.

     The Company waives diligence, presentment, demand, notice, protest and all other notices in connection with the delivery, acceptance, performance or enforcement of this Note, and assents to all extensions of time for payment, forbearances and other indulgences without notice. In any action brought under or arising out of this Note, the Company, including its successor(s) or assign(s), hereby consents to the application of Massachusetts law.

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   REFERENCE IS MADE TO THE LOAN AGREEMENT, DATED AS OF DECEMBER 12, 1997 (AS
AMENDED, RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE "LOAN AGREEMENT"), BETWEEN THE COMPANY AND IMPERIAL BANK ("SENIOR LENDER"). ALL OF THE INDEBTEDNESS AND OTHER OBLIGATIONS AND LIABILITIES OF THE COMPANY EVIDENCED BY THIS NOTE ("SUBORDINATED DEBT") SHALL BE SUBORDINATED AND JUNIOR IN RIGHT OF PAYMENT TO THE INDEBTEDNESS AND OTHER OBLIGATIONS AND
LIABILITIES OF THE COMPANY UNDER THE LOAN AGREEMENT ("SENIOR DEBT") ON THE TERMS SET FORTH IN THE SUBORDINATION AGREEMENT, DATED AS OF DECEMBER 12,
1997, BETWEEN THE LENDER AND THE COMPANY (AS AMENDED, RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE "SUBORDINATION AGREEMENT").

   The Company hereby agrees with the Lender that on or prior to January 15, 1998, the Company will execute, for the benefit of the Lender, one or more security agreements granting to the Lender a security interest in all of the Company's assets on terms reasonably satisfactory to the Lender, and such financing statements and other instruments as the Lender may reasonably request in order to perfect such security interest.

   Simultaneously with the implementation of the security arrangements described above, the Company and the Lender will amend and restate the Subordination Agreement to provide, upon customary terms, as follows:

       (a) No payments or distributions will be permitted on Subordinated Debt while any payment default is continuing on Senior Debt.

       (b) While any bankruptcy or insolvency proceeding with respect to the Company is continuing, no payments or distributions will be permitted on Subordinated Debt until all Senior Debt has been paid in full in cash.

       (c) No payments or distributions in respect of Subordinated Debt will be permitted while any Payment Blockage Period is continuing. Payment Blockage Periods may be commenced by the Senior Lender by delivering a notice to the Lender while any event(s) of default are continuing under the Loan Agreement, specifying such event(s) of default. Payment Blockage Periods shall expire on the earlier of (i) the date on which the specified event(s) of default have been cured, or (ii) the 180th day after commencement of the Payment Blockage Period.

       (d) No remedies may be exercised by the Lender in respect of Subordinated Debt or any collateral therefor while any Remedy Standstill Period is continuing. Remedy Standstill Periods may be commenced by the Senior Lender by delivering a notice to the Lender while any event(s) of default are continuing under the Loan Agreement, specifying such event(s) of default. Remedy Standstill Periods shall expire on the earlier of (i) the date the specified event(s) of default are cured, or (ii) the 180th day after commencement of the Remedy Standstill Period.

       (e) All liens securing Subordinated Debt shall be subordinated and junior to liens securing Senior Debt.

       (f) There shall be a permanent standstill on the exercise of remedies by the Lender in respect of any collateral for Subordinated Debt until all Senior Debt has been paid in full in cash.

Executed this 12th day of December, 1997.

IMAGE GUIDED TECHNOLOGIES, INC.

By:  /s/ Jeffrey J. Hiller
     ------------------------------------
     Title: Vice President Finance

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     By its signature below, the Senior Lender agrees to negotiate in good faith with the Lender and the Company to effect the amendment and restatement of the Subordination Agreement on the terms described above and on such other terms as shall be reasonably acceptable to the Senior Lender, and to enter into such amendments to, and consents under, the Loan Agreement as may be necessary to permit the Company to grant the security interest to the Lender, and to permit the amendment and restatement of the Subordination Agreement, contemplated by the Note.

Executed this 12th day of December, 1997.

IMPERIAL BANK

By: /s/ Oscar C. Jazdowski
    -------------------------------------
    Title: Senior Vice President